EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2020 relating to the financial statements of Big Lots, Inc., and the effectiveness of Big Lots, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Big Lots, Inc. for the year ended February 1, 2020.

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio
June 10, 2020